Exhibit 10(g)

[*] INDICATES REDACTED TEXT

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), made and entered into as of October 1, 2022, by and between VASO CORPORATION, a Delaware corporation, with its principal office located at 137 Commercial Street, Suite 200, Plainview, NY 11803 (together with its successors and assigns permitted under this Agreement, “VASO”) and Jane Moen, residing at 720 N. Larrabee Street, No. 1412, Chicago, IL 60654 (“Employee”).

WITNESSETH:

WHEREAS, VASO has employed Employee as President of Vaso Diagnostics, Inc. d/b/a VasoHealthcare Sales Professionals (“VasoHealthcare”), a wholly owned subsidiary of VASO; and

WHEREAS, VASO wishes to assure itself of the services of Employee for the period hereinafter provided, and Employee is willing to continue to be employed by VASO for said period, upon the terms and conditions provided in this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, VASO and Employee (individually a “Party” and together the “Parties”) agree as follows:

1.	DEFINITIONS

(a)	“Affiliate” shall mean any person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such person. For the purpose of this definition, “control” when used with respect to any person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(b)	“Beneficiary” shall mean the person or persons named by Employee pursuant to Section 14 below or, in the event that no such person is named who survives Employee, her estate.

(c)	“Board” shall mean the Board of Directors of VASO.

(d)	“Cause” shall mean:

(i)	Employee’s conviction of, or pleading guilty to, a felony or nolo contender to a charge of any felony or of any lesser crime involving fraud or moral turpitude, excluding DWI (or other similar offense);

(ii)	willful refusal of Employee to perform her material duties under this Agreement, resulting in material economic harm to VASO; or

(iii)	a material breach by Employee of the provisions of Sections 11 or 12 of this Agreement.

(e)	“Change in Control” shall mean the occurrence of any of the following events during the Employment Term:

(i)	a majority of the members of the Board is replaced during any 30-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election;

(ii)	the consummation of a reorganization, merger, consolidation or similar form of transaction involving VASO (“Business Combination”); excluding, however, such a Business Combination pursuant to which all or substantially all of the individuals and entities who were the beneficial owners of the outstanding VASO voting securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding VASO voting securities; or

(iii)	a complete liquidation or dissolution of VASO or VasoHealthcare, or sale or other disposition of all or substantially all of the assets of VASO or VasoHealthcare, other than to any Subsidiary.

Notwithstanding the foregoing, a Change in Control shall not include any event, circumstance or transaction that results from any action of any person, entity or group which includes or is wholly or partly controlled by one or more executive officers of VASO and in which Employee participates directly or actively (other than renegotiation of her employment arrangements or in her capacity as an employee or director of VASO or any successor entity thereto or to the business of VASO).

(f)	“Committee” shall mean the Compensation Committee of the Board.

(g)	“Disability” shall mean the illness or other mental or physical disability of Employee, as determined by a physician acceptable to VASO and Employee, resulting in her failure during the Employment Term to perform substantially her applicable material duties under this Agreement for a period of three (3) consecutive months.

(h)	“Employment Term” shall mean the period specified in Section 2(b) below.

(i)	“Fiscal Year” shall mean the 12-month period beginning on or about January 1 and ending on or about the next subsequent December 31, or such other 12-month period as may constitute VASO’s fiscal year at any time hereafter.

(j)	“Good Reason” shall mean, at any time during the Employment Term, in each case without Employee’s prior written consent,

(i)	reduction in Employee’s then current Salary; or

(ii)	VASO’s failure to pay Employee any amounts otherwise vested and due her under Sections 3 and 4 hereof which breach is not cured within thirty (30) business days after written notification to VASO of such breach; or

(iii)	a failure of VASO to have any successor in the event of Change in Control to assume in writing the obligations under this Agreement.

(k)	“Representation Agreement” shall mean the sales representation agreement between VasoHealthcare and GE Healthcare currently in effect which expires, subject to earlier termination, on December 31, 2026 (the “Representation Agreement”).

(l)	“Salary” shall mean the annual salary provided for in Section 3 below, as adjusted from time to time.

(m)	“Subsidiary” shall mean any corporation of which VASO owns, directly or indirectly, more than fifty percent (50%) of its voting stock.

2.	EMPLOYMENT TERM, POSITIONS AND DUTIES

(a)	Employment of Employee. VASO hereby agrees to employ Employee, and Employee hereby accepts employment with VASO, in the positions and with the duties and responsibilities set forth below and upon such other terms and conditions as are hereinafter stated. Employee shall render services to VASO and shall do such traveling on behalf of VASO as shall be reasonably required in the course of the performance of her duties hereunder.

(b)	Employment Term. The Employment Term shall commence as of October 1, 2022 (the “Commencement Date”) and shall terminate on December 31, 2024 provided that the Employment Term shall extend for additional one-year periods annually each December 31 commencing December 31, 2022, unless this Agreement is terminated pursuant to the provisions of Section 10 below. In no event, however, shall the Employment Term extend beyond December 31, 2026 or the earlier termination of the Representation Agreement.

(c)	Titles and Duties. Until the date of termination of her employment hereunder, Employee shall be employed as President of VasoHealthcare, reporting to the President and CEO of VASO. In her capacity as President of VasoHealthcare, Employee shall have the customary powers, responsibilities and authorities of presidents of corporations of the size, type and nature of VasoHealthcare.

(d)	Time and Effort.

(i)	Employee agrees to devote her best efforts and abilities, and her full time and attention, to the affairs of VasoHealthcare in order to carry out her duties and responsibilities under this Agreement.

(ii)	Notwithstanding the foregoing, nothing shall preclude Employee from (i) serving on the boards of a reasonable number of trade associations, charitable organizations and/or businesses not in competition with VASO, (ii) engaging in charitable activities and community affairs, and (iii) managing her personal investments and affairs; provided, however, that, such activities do not interfere with the proper performance of her duties and responsibilities specified in Section 2 (c) above.

3.	SALARY

(a)	Base Salary. Employee shall receive from VASO a Salary, payable in accordance with the regular payroll practices of VASO, at the annual rate of $350,000.

(b)	Salary Increase. During the Employment Term, Employee shall be eligible for periodic annual increases in Salary commencing January 1, 2024 in the sole discretion of the Committee.

4.	BONUSES

(a)	Annual Employment Bonus. For the Fiscal Year ending on December 31, 2022 and for each Fiscal Year thereafter during the Employment Term, Employee shall receive an annual bonus of $100,000 (prorated for fiscal year 2022), paid within ninety (90) days after the end of each Fiscal Year.

(b)	Annual Performance Bonus. For the Fiscal Year ending on December 31, 2022 and for each Fiscal Year thereafter during the Employment Term, Employee shall be eligible to receive an annual performance bonus of up to $200,000, paid within nine (90) days after the end of each Fiscal Year, in accordance with each of the following performance criteria:

(i)	$50,000 if VasoHealthcare reaches [*] of its overall annual operating plan (“OP”), [*];

(ii)	$50,000 if VasoHealthcare reaches [*] of its overall annual OP and if VasoHealthcare’s annual selling, general and administrative (“SG&A”) expenses as recorded and reported in VASO’s annual report does not exceed the budgeted amount for the Fiscal Year;

(iii)	$50,000 if VasoHealthcare earns a [*] commission rate of [*];

(iv)	$50,000 if VasoHealthcare achieves annual target of equipment delivery volume per VasoHealthcare budget set in the beginning of each Fiscal Year.

5.	LONG-TERM INCENTIVE

During the Employment Term, Employee shall be eligible for an award under any long-term incentive compensation plan established by VASO for the benefit of Employee or, in the absence thereof, under any such plan that may be established for the benefit of members of the senior management of VASO.

6.	EQUITY GRANTS

As a condition to her employment, Employee shall be eligible to receive further grants of options to purchase shares of VASO stock and awards of shares of VASO stock, either or both as determined by the Committee, under and in accordance with the terms of applicable plans of VASO and related option and award agreements.

7.	EXPENSE REIMBURSEMENT; CERTAIN OTHER COSTS

During the Employment Term, Employee shall be entitled to prompt reimbursement by VASO for all reasonable out-of-pocket expenses incurred by her in performing services under this Agreement.

8.	PERQUISITES

During the Employment Term, VASO shall provide Employee with secretarial and other assistance, as well as vehicle allowance or use of an automobile and reimbursement of related expenses.

9.	EMPLOYEE BENEFIT PLANS

(a)	General. During the Employment Term, Employee shall be entitled to participate in employee benefit plans and programs made available to VASO’s senior executives or to its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, pension and other retirement plans, profit-sharing plans, savings and similar plans, group life insurance, accidental death and dismemberment insurance, travel accident insurance, hospitalization insurance, surgical insurance, major and excess major medical insurance, dental insurance, short-term and long-term disability insurance, sick leave (including salary continuation arrangements), holidays, vacation (not less than four weeks in any calendar year) and any other employee benefit plans or programs that may be sponsored by VASO from time to time, including plans that supplement the above-listed types of plans, whether funded or unfunded.

(b)	Medical Care Reimbursement and Insurance. During the Employment Term VASO shall provide Employee with life insurance, hospitalization insurance, surgical insurance, major and excess major medical insurance and dental insurance in accordance with the plans, policies, programs and practices of VASO made available generally to other senior executive officers of VASO.

10.	TERMINATION OF EMPLOYMENT

(a)	Voluntary Termination and Termination by Mutual Agreement. The Parties may terminate this Agreement by mutual written agreement at any time, and if they do so, Employee’s entitlements shall be as the Parties mutually agree.

(b)	General. Notwithstanding anything to the contrary herein, in the event of termination of Employee’s employment under this Agreement, she or her Beneficiary, as the case may be, shall be entitled to receive (in addition to payments and benefits under, and except as specifically provided in, Subsections (c) through (g) below, as applicable):

(i)	her Salary through the date of termination;

(ii)	any annual bonus awarded but not yet paid to her;

(iii)	any other compensation or benefits, including without limitation long-term incentive compensation described in Section 5 above, benefits under equity grants and awards described in Section 6 above and employee benefits under plans described in Section 9 above, that have vested through the date of termination or to which she may then be entitled in accordance with the applicable terms and conditions of each grant, award or plan; and

(iv)	reimbursement in accordance with Sections 9(a) and (b) above of any business and medical expenses incurred by Employee, as applicable, through the date of termination but not yet paid to her.

(c)	Termination due to Death. In the event that Employee’s employment is terminated due to her death, her Beneficiary shall be entitled, in addition to the compensation and benefits specified in Section 10(b), to six (6) months’ Salary payable in six (6) equal monthly installments and commencing on the first payroll period following her death.

(d)	Termination due to Disability. In the event of Employee’s Disability, VASO may terminate Employee’s employment. If Employee’s employment is terminated due to Disability, she shall be entitled, in addition to the compensation and benefits specified in Section 10(b), to severance equal to six (6) months’ Salary payable in six (6) equal monthly installments commencing on the first payroll period following such termination.

(e)	Termination by VASO for Cause. In the event that Employee’s employment is terminated for Cause, she shall be entitled only to the compensation and benefits specified in Section 10(b).

(f)	Termination by VASO Without Cause or by Employee for Good Reason. VASO may terminate Employee’s employment hereunder without Cause and Employee may terminate her employment hereunder for Good Reason, in each case on ninety (90) days prior written notice. If, during the Employment Term, VASO terminates Employee’s employment without Cause or Employee terminates her employment for Good Reason, in either such case, she shall be entitled to receive, subject to the execution and non-revocation of a release satisfactory to Vaso as to Employee’s continued compliance with the restrictive covenants contained in Sections 11 and 12, and in addition to the compensation and benefits specified in Section 10(b):

(i)	payment of $20,000 per month for twenty-four (24) months commencing as soon as practicable following such termination;

(ii)	bonuses, prorated for the duration of employment in the year of termination, which would have otherwise been paid for the year of termination had Employee’s employment not been terminated, to be paid at such time as such bonus would otherwise have been paid; and

(ii)	coverage under COBRA for twelve (12) months following her effective date of termination if Employee (or her beneficiaries) elect continued medical coverage under COBRA.

(g)	Vesting of Equity Upon Certain Terminations. If, during the Employment Term, VASO terminates Employee’s employment without Cause or Employee terminates her employment for Good Reason, in either such case, all unvested options and shares shall vest in full as of the effective date of termination.

11.	CONFIDENTIAL INFORMATION

(a)	General.

(i)	Employee understands and hereby acknowledges that, as a result of her employment with VASO, she will necessarily become informed of and have access to certain valuable and confidential information of VASO and any of its Subsidiaries, joint ventures and affiliates, including, without limitation, inventions, trade secrets, technical information, product and customer information, computer software and programs, know-how and plans (“Confidential Information”), and that any such Confidential Information, even though it may be developed or otherwise acquired by Employee, is the exclusive property of VASO to be held by her in trust solely for VASO’s benefit.

(ii)	Accordingly, Employee hereby agrees that, during the Employment Term and subsequent thereto, she shall not, and shall not cause others to, use, reveal, report, publish, transfer or otherwise disclose to any person, corporation or other entity any Confidential Information without prior written consent of the Board, except to responsible officers and employees of VASO. Notwithstanding, the foregoing, the prohibitions of this Clause 11(a)(ii) shall not apply to any Confidential Information that becomes of general public knowledge other than from VASO or Employee.

(b)	Return of Documents. Upon termination of her Employment Term with VASO for any reason, Employee shall promptly deliver to VASO all plans, drawings, manuals, letters, notes, notebooks, reports, computer programs and copies thereof and all other materials, including without limitation those of a secret or confidential nature, relating to VASO’s business that are then in her possession or control.

(c)	Remedies and Sanctions. In the event that Employee is found to be in violation of Section 11(a) or (b) above, VASO shall be entitled to relief as provided in Section 13 below.

12.	NON-COMPETITION/NON-SOLICITATION

(a)	Prohibitions. During the Employment Term and for a period of twenty-four (24) months thereafter, Employee shall not, without prior written authorization of the Board, directly or indirectly, through any other individual or entity:

(i)	become an officer or employee of, or render any service to, any direct or indirect competitor of VASO or any of its Subsidiaries or to any individual or entity engaged in the manufacture, distribution, marketing or sale of medical imaging products.

(ii)	solicit or induce any customer of VASO to cease purchasing goods or services from VASO or to become a customer of any competitor of VASO; or

(iii)	solicit or induce any employee of VASO to become employed by any competitor of VASO.

(b)	Remedies and Sanctions. In the event that Employee is found to be in violation of Section 12(a) above, VASO shall be entitled to relief as provided in Section 13 below.

(c)	Exceptions. Notwithstanding anything to the contrary in Section 12(a) above, its provisions shall not be construed as preventing Employee from investing her assets in any business that is not a direct competitor of VASO.

13.	REMEDIES/SANCTIONS

Employee acknowledges that the services she is to render under this Agreement are of a unique and special nature, the loss of which cannot reasonably or adequately be compensated for in monetary damages, and that irreparable injury and damage may result to VASO in the event of any breach of this Agreement or default by Employee. Because of the unique nature of the Confidential Information and the importance of the prohibitions against competition and solicitation, Employee further acknowledges and agrees that VASO will suffer irreparable harm if she fails to comply with her obligations under Section 13(a) or (b) above or Section 14(a) above and that monetary damages would be inadequate to compensate VASO for any such breach. Accordingly, Employee agrees that, in addition to any other remedies available to either Party at law, in equity or otherwise, VASO will be entitled to seek injunctive relief or specific performance to enforce the terms, or prevent or remedy the violation, of any provisions of this Agreement.

14.	BENEFICIARIES/REFERENCES

Employee shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following her death by giving VASO written notice thereof. In the event of Employee’s death, or of a judicial determination of her incompetence, reference in this Agreement to Employee shall be deemed to refer, as appropriate, to her beneficiary, estate or other legal representative.

15.	WITHHOLDING TAXES

All payments to Employee or her Beneficiary under this Agreement shall be subject to withholding on account of federal, state and local taxes as required by law.

16.	INDEMNIFICATION AND LIABILITY INSURANCE

Nothing herein is intended to limit VASO’s indemnification of Employee, and VASO shall indemnify her to the fullest extent permitted by applicable law consistent with VASO’s Certificate of Incorporation and By-Laws as in effect at the beginning of the Employment Term, with respect to any action or failure to act on her part while she is an officer, director or employee of VASO or any Subsidiary. VASO shall cause Employee to be covered at all times by directors’ and officers’ liability insurance.

17.	EFFECT OF AGREEMENT ON OTHER BENEFITS

The existence of this Agreement shall not prohibit or restrict Employee’s entitlement to participate fully in compensation, employee benefit and other plans of VASO in which senior executives are eligible to participate.

18.	ASSIGNABILITY; BINDING NATURE

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of Employee) and assigns. No rights or obligations of VASO under this Agreement may be assigned or transferred by VASO except pursuant to (a) a merger or consolidation in which VASO is not the continuing entity or (b) sale or liquidation of all or substantially all of the assets of VASO, provided that the surviving entity or assignee or transferee is the successor to all or substantially all of the assets of VASO and such surviving entity or assignee or transferee assumes the liabilities, obligations and duties of VASO under this Agreement, either contractually or as a matter of law.

VASO further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it shall use reasonable commercial efforts to have such assignee or transferee expressly agree to assume the liabilities, obligations and duties of VASO hereunder. No rights or obligations of Employee under this Agreement may be assigned or transferred by her.

19.	REPRESENTATIONS

The Parties respectively represent and warrant that each is fully authorized and empowered to enter into this Agreement and that the performance of its or her obligations, as the case may be, under this Agreement will not violate any agreement between such Party and any other person, firm or organization. VASO represents and warrants that this Agreement has been duly authorized by all necessary corporate action and is valid, binding and enforceable in accordance with its terms.

20.	ENTIRE AGREEMENT

Except to the extent otherwise provided herein, this Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes any prior agreements, whether written or oral, between the Parties concerning the subject matter hereof. Payments and benefits provided under this Agreement are in lieu of any payments or other benefits under any severance program or policy of VASO to which Employee would otherwise be entitled.

21.	AMENDMENT OR WAIVER

No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by both Employee and an authorized officer of VASO. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Party to be charged with the waiver. No delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

22.	SEVERABILITY

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

23.	SURVIVAL

The respective rights and obligations of the Parties under this Agreement shall survive any termination of Employee’s employment with VASO.

24.	GOVERNING LAW/JURISDICTION

This Agreement shall be governed by and construed and interpreted in accordance with the laws of New York, without reference to principles of conflict of laws. Any action or proceeding brought to enforce any of the provisions of this Agreement and/or to seek other relief for breach thereof must be instituted in a federal or state court situated in the State of New York, Nassau County, to the jurisdiction of which courts the Parties irrevocably and unconditionally submit.

25.	NOTICES

Any notice given to either Party shall be in writing and shall be deemed to have been given when delivered either personally, by overnight delivery service (such as Federal Express), or sent by electronic mail or by certified or registered mail postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as the Party may subsequently give notice of.

If to VASO or the Board:	Vaso Corporation
137 Commercial Street, Suite 200
Plainview, NY 11803
Attn: Jun Ma, President and CEO
Email: jma@vasocorporation.com

With a copy to:	Ortoli Rosenstadt, LLP
366 Madison Ave, 3rd Fl.
New York, New York 10017
Attn: David Lieberman
Email: dlieberman@blbllp.com

If to Employee:	Jane Moen
720 N. Larrabee Street, No. 1412
Chicago, IL 60654
Email: jmoen@vasohealthcare.com

26.	HEADINGS

The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

27.	COUNTERPARTS

This Agreement may be executed in counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of December 31, 2022.

Vaso Corporation

By:	/s/ Jun Ma
Jun Ma
President & CEO

EMPLOYEE

By:	/s/ Jane Moen
Jane Moen